                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Toro Company:


We consent to the incorporation by reference in the registration statements of The Toro Company on Forms S-3 and S-8 (File Nos. 333-20901, 33-26268, 33-31586,
33-38308, 33-44668, 33-51563, 33-55550, 33-59563, and 333-4521) of our report dated June 24, 1997, relating to the statements of net assets available for plan benefits of The Toro Company Investment and Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the year ended December 31, 1996 and the five-month period ended December 31, 1995.


                                  KPMG Peat Marwick LLP


Minneapolis, Minnesota
June 30, 1997